Exhibit 9.2

UNITED BUSINESS MEDIA plc
CONSENT OF INDEPENDENT AUDITORS

To: Board of Directors of United Business Media plc

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-64774, No. 333-64778, No. 333-64782,) of United Business Media plc of our report dated March 5, 2002 except for the effects of the restatements discussed in ‘Group Accounting Policies – Basis of Accounting’ and the ‘Prior year adjustment’ section of note 24 to the consolidated financial statements titled ‘Share premium account and reserves’ for which the date is June 27, 2003, relating to the consolidated financial statements of United Business Media plc, which appears in this Form 20-F.

PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
London, England